EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
between
APRIA HEALTHCARE, INC.
APCO, INC.
and
CORAM, INC.
Dated as of October 13, 2007

i

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

EXHIBIT INDEX

Exhibit A	Form of Certificate of Merger
Exhibit B	Officers of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2007 (this “Agreement”), is between Apria Healthcare, Inc., a Delaware corporation (the “Acquiror”), APCO, Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Merger Sub”), and Coram, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. The Company is engaged in the business of providing home infusion pharmacy services and specialty pharmacy services to patients with acute or chronic conditions (the “Business”).
     B. The Boards of Directors of each of the Acquiror, the Company and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).
     C. The Stockholders hold all of the outstanding voting power of the Company entitled to vote on the adoption of this Agreement and the approval of the Merger.
     D. Concurrently with the execution and delivery of this Agreement, as an inducement to the Acquiror’s and Merger Sub’s willingness to enter into this Agreement and incur the obligations set forth herein, each of the stockholders of the Company (collectively, the “Stockholders”) has executed letter agreements committing to execute and deliver written consents adopting this Agreement and approving the Merger (collectively, such Stockholders’ approvals, the “Company Stockholder Approval”).
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Certain Defined Terms. For purposes of this Agreement:
          “Accounts Receivable” means all accounts, both billed and unbilled, including retainage and work in progress, owned or acquired by the Company and each of the Company Affiliates including accounts receivable, notes and notes receivable, other receivables and book debts.

          “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (a) any direct or indirect acquisition or purchase of all or any portion of the capital stock of the Company or any of the Company Affiliates or assets of the Company or any of the Company Affiliates (other than inventory to be sold in the ordinary course of business consistent with past practice), (b) any merger, consolidation or other business combination relating to the Company or any of the Company Affiliates or (c) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of the Company Affiliates.
          “Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. Notwithstanding the foregoing, no “portfolio company” of any Stockholder shall be deemed to be an Affiliate of the Company or such Stockholder.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Delaware and/or the City of New York.
          “Company Affiliates” means all Subsidiaries of the Company and the entities set forth on Section 1.1(a) of the Disclosure Letter.
          “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
          “Company Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.
          “Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
          “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          “Controlled Group Liability” means any material liability (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise out of, or relate to, the Plans listed in Section 3.12(a) of the Disclosure Letter.

          “Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
          “Environmental Laws” means: any Laws of any Governmental Authority relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the presence, production, distribution, testing, discharge, control, cleanup, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.
          “Environmental Permits” means all Permits under any Environmental Law.
          “ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of the Company Affiliates and that, together with the Company or any of the Company Affiliates, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
          “Federal Controlled Substances Act” means the Federal Controlled Substances Act, 21 U.S.C. §§ 801 et seq.
          “Federal Food, Drug and Cosmetic Act” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.
          “Fully Diluted Shares” means the aggregate number of Common Shares (other than Shares to be cancelled in accordance with Sections 2.7(c) and 2.7(d)) and Common Share equivalents on an as converted basis (including the Company Preferred Stock, options, warrants and other interests convertible into or exchangeable for Common Shares) outstanding immediately prior to the Effective Time, including for purposes of this computation the aggregate number of Common Shares issuable upon the exercise in full of all Options converted into the right to receive cash pursuant to Section 2.9.
          “GAAP” means United States generally accepted accounting principles and practices.
          “Government Program” means any Medicare, Medicaid, CHAMPUS, Veterans Administration or TriCare program and such other similar federal, state or local reimbursement or governmental programs for which the Company is eligible and in which the Company participates.
          “Governmental Authority” means any United States or Canadian federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
          “Hazardous Substances” means: (a) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, or any other Environmental Law, as each may be amended from time to time, and all regulations thereunder; (b) petroleum and petroleum products or by-products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) radioactive materials, mold, polychlorinated biphenyls, asbestos and radon; (e) any other pollutant or contaminant; and (f) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
          “Health Care Law” means, all relevant laws of any Governmental Authority regulating health services or payment, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1320d-8), the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Food, Drug and Cosmetic Act (21 C.F.R. §§ 301 et seq.), the Prescription Drug Marketing Act of 1987, the Deficit Reduction Act of 2005, the regulations promulgated pursuant to such laws, and any other law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance of any Governmental Authority which regulates kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, pharmacy practice, licensure, accreditation or any other aspect of providing health care.
          “Health Care Permit” means any and all licenses, permits, authorizations, approvals, franchises, registrations, accreditations, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and/or any other permit or permission which are material to or legally required for the operation of the Company’s business as currently conducted or in connection with the Company’s ability to own, lease operate or manage any of its property, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Health Care Law.
          “Immediate Family” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

          “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals and similar information), (e) all source code and object code versions of computer software (including data and related documentation), (f) proprietary clinical outcome tools, reports, and longitudinal databases, and (g) all other proprietary rights.
          “knowledge” with respect to the Company means the actual knowledge of any of the individuals set forth in Section 1.1(b) of the Disclosure Letter.
          “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
          “Leased Real Property” means all real property leased, subleased or licensed to the Company or any of the Company Affiliates or which the Company or any of the Company Affiliates otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, pharmacy hoods, compounding equipment, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
          “Liquidation Preference” means $54,000,000.
          “Liquidation Preference Per Share” means the amount equal to (a) the Liquidation Preference divided by (b) the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.
          “Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the business, operations, financial condition or results of operations of the Company and the Company Affiliates, taken as a whole; provided, that no event, change, circumstance, effect or state of facts shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Material Adverse Effect, to the extent that such event, change, circumstance, effect or state of facts results from, arises out of, or relates to (i) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company operates (except to the extent that the Company is affected materially disproportionately relative to other Persons in the industry in which the Company operates), (ii) any change in applicable Law, GAAP or accounting requirements or principles, (iii) any change in the Centers for Medicare and Medicaid Services’ reimbursement rates, (iv) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, (v) the failure of the Company to meet any expected or projected financial or operating performance target (provided that the event, change, circumstance, effect or state of facts giving rise to such failure may be considered in determining whether a Material Adverse Effect has occurred) or (vi) the effect of any matter which is specifically disclosed in the Disclosure Letter.
          “Merger Consideration” means $350,000,000.00 minus the Transaction Expenses.
          “Option” means each outstanding option to purchase Shares.
          “ordinary course of business” or “ordinary course” or any similar phrase means the ordinary course of the Business, consistent with past practice of the Company.
          “Owned Real Property” means all real property owned by the Company or any of the Company Affiliates, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
          “Per Share Merger Consideration” means the amount equal to (a) (x) the difference between the Merger Consideration and the Liquidation Preference plus (y) aggregate amount that would be paid to the Company in respect of all Options outstanding immediately prior to the Effective Time if the holders thereof exercised such Options immediately prior to the Effective Time, divided by (b) the number of Fully Diluted Shares.
          “Permitted Encumbrances” means (a) liens for current taxes and assessments not yet past due, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Company Affiliate consistent with past practice, (c) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and the Company Affiliates as currently conducted and (d) any Encumbrances with respect to the Amended and Restated Credit Agreement by and among the Company, the Financial Institutions from time to time party thereto and Goldman Sachs Specialty Lending Group, LP as administrative and collateral agent, dated as of June 7, 2006, as amended from time to time.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Private Program” means any non-governmental third party payor with which the Company has a Contract to provide services and to receive payment therefor.
          “Related Party” with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (c) any Immediate Family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.
          “Release” has the meaning set forth in Section 101(22) of CERCLA.
          “Return” means any federal, state, provincial, district, municipal, county, local and foreign return, declaration, report, statement, information statement and other document required to be filed or filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
          “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
          “Taxes” means: (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
          “Transaction Expenses” means all fees and expenses payable by the Company and the Company Affiliates in connection with the transactions contemplated by this Agreement, including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons not engaged by the Acquiror or Merger Sub.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Accounts Receivable	1.1
Acquiror	Preamble
Acquisition Proposal	1.1
Action	1.1
Affiliate	1.1
Agreement	Preamble
AHG	4.4
Balance Sheet Date	3.6(a)

Definition	Location
Bonus Plan	5.11(d)
Business	Recitals
Business Day	1.1
CCA	3.26(d)
CERCLA	1.1
Certificate of Merger	2.2(b)
Certificates	2.10(b)
CIA	3.26(d)
Closing	2.2(a)
Closing Date	2.2(a)
Code	3.12(b)
Common Shares	2.7
Company	Preamble
Company Common Stock	1.1
Company Preferred Stock	1.1
Company Stockholder Approval	Recitals
Confidentiality Agreement	5.7
Contract	1.1
control	1.1
Controlled Group Liability	1.1
Current Policies	5.12(c)
DGCL	Recitals
Disclosure Letter	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Encumbrance	1.1
Environmental Laws	1.1
Environmental Permits	1.1
ERISA	3.12(a)(i)
ERISA Affiliate	1.1
Exchange Act	1.1
Federal Controlled Substances Act	1.1
Federal Food, Drug and Cosmetic Act	1.1
Financial Statements	3.6(a)
Fully Diluted Shares	1.1
GAAP	1.1
Government Program	1.1
Governmental Agreements	3.26(d)
Governmental Authority	1.1
Hazardous Substances	1.1
Health Care Law	1.1
Health Care Permit	1.1
HSR Act	3.3(b)
Immediate Family	1.1
Indemnified Party	5.12(b)

Definition	Location
Intellectual Property	1.1
Interim Financial Statements	3.6(a)
IRS	3.12(b)
knowledge	1.1
Law	1.1
Leased Real Property	1.1
Letter of Transmittal	2.10(b)
Liquidation Preference	1.1
Liquidation Preference Per Share	1.1
Material Adverse Effect	1.1
Material Contracts	3.19(a)
Merger	Recitals
Merger Consideration	1.1
Merger Sub	Preamble
Multiemployer Plan	3.12(c)
Multiple Employer Plan	3.12(c)
Option	1.1
ordinary course of business	1.1
Owned Real Property	1.1
Paying Agent	2.10(a)
Paying Agent Agreement	2.10(a)
Per Share Merger Consideration	1.1
Permits	3.10(b)
Permitted Encumbrances	1.1
Person	1.1
Plans	3.12(a)
Preferred Shares	2.7
Private Program	1.1
Programs	3.23(c)
Related Party	1.1
Release	1.1
Remuneration	3.26(f)
Representatives	5.2
Return	1.1
Rights	3.26(b)
Shares	2.7
Stockholders	Preamble
Subsidiary	1.1
Surviving Corporation	2.1
Taxes	1.1
Termination Date	8.1(d)
Transaction Expenses	1.1

ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (i) the separate corporate existence of Merger Sub shall cease, (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Acquiror and (iii) all of the assets, properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.
     Section 2.2 Closing; Effective Time.
          (a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, at 10:00 A.M., Pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied by action taken at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
          (b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached hereto as Exhibit A to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the relevant provisions of Delaware Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”
     Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of Delaware Law.
     Section 2.4 Certificate of Incorporation and Bylaws. From and after the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of the Surviving Corporation shall be amended to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time until amended in accordance with the provisions thereof and applicable Law, in each case revised to take into account the requirements of Section 5.12.

     Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the individuals set forth on Exhibit B shall serve as officers of the Company in the capacities set forth opposite such individuals’ named until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
     Section 2.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Merger Sub, the Company or any holder of any shares of Company Common Stock (the “Common Shares”), any shares of the Company Preferred Stock (the “Preferred Shares” and, collectively with the Common Shares, the “Shares”), or any shares of capital stock of Merger Sub:
          (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares described in Sections 2.7(c) or (d) and any Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration, in cash, without interest;
          (b) Each Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the Liquidation Preference Per Share plus the Per Share Merger Consideration, in cash, without interest;
          (c) Each Share that is owned by Acquiror or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;
          (d) Each Share that is held in the treasury of the Company or owned by the Company or any of the Company Affiliates immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

          (e) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.
     Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Sections 2.7(b) and 2.7(c)) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with DGCL §262, if such Section provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration or the Liquidation Preference Per Share, as applicable, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration or the Liquidation Preference Per Share, if any, to which such holder is entitled, without interest. The Company shall give the Acquiror (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to Stockholders’ rights to appraisal with respect to the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.
     Section 2.9 Options. At the Effective Time, unless otherwise agreed to in writing by the Company and any affected Option holder, each Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be automatically converted into the right to receive an amount in cash equal to the product of (i) the number of Shares for which such Option is exercisable multiplied by (ii) the difference of (A) the Per Share Merger Consideration minus (B) the per share exercise price of such Option, less any applicable withholding taxes.
     Section 2.10 Payment for Shares.
          (a) At least ten Business Days prior to the Effective Time, the Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement (the “Paying Agent Agreement”) providing for, among other things, the matters set forth in this Section 2.10 and otherwise reasonably satisfactory to the Company. Immediately prior to the Effective Time, the Acquiror shall deposit or shall cause to be deposited with the Paying Agent for the benefit of any holder of Common Shares, Preferred Shares and Options, as applicable, the consideration to which such parties shall be entitled at the Effective Time pursuant to Sections 2.7(a), 2.7(b) and 2.9. Such funds shall be invested by the Paying Agent as provided for in the Paying Agent Agreement, as the case may be, pending payment therefor by the Paying Agent to Stockholders. Earnings from such investments shall be the sole and exclusive property of the Acquiror, and no part thereof shall accrue to the benefit of the holders of Common Shares, Preferred Shares or Options.
          (b) At least two Business Days prior to the Closing Date, the Acquiror shall provide to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”) and whose Shares will be converted into the right to receive the consideration described in Section 2.7(a) or Section 2.7(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Acquiror may reasonably specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Following the Effective Time, upon surrender of a Certificate for cancellation to the Paying Agent or such other agent or agents as may be appointed by the Acquiror, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as reasonably practicable on or after the Closing Date), (A) in the case of Certificates representing Common Shares, an amount in cash equal to (1) the Per Share Merger Consideration multiplied by (2) the number of Common Shares formerly represented by such Certificate and (B) in the case of Certificates representing Preferred Shares, an amount in cash equal to (1) the Liquidation Preference Per Share multiplied by the number of Preferred Shares represented by such Certificate (2) plus the Per Share Merger Consideration multiplied by the number of Preferred Shares formerly represented by such Certificate, in each case without interest, and such Certificate shall, upon such surrender, be cancelled. If any Certificate, together with a duly executed and completed Letter of Transmittal, is delivered to the Paying Agent or such other agent prior to the Effective Time, then the holder of such Certificate shall be entitled to receive such payment on the Closing Date. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.10 and the Letter of Transmittal, any Certificate (other than Certificates representing Shares described in Sections 2.7(c) and (d) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the Per Share Merger Consideration or the Liquidation Preference Per Share payable with respect thereto, in cash, without interest, as contemplated herein. Notwithstanding anything in this Agreement to the contrary, on the Closing Date, the Company shall (and Acquiror shall cause the Company) to pay up to $2,500,000 of the Merger Consideration to employees of the Company as directed by the Company in writing at any time prior to the date that is two Business Days prior to the Closing Date, and the Merger Consideration, for purposes of calculating the Per Share Merger Consideration, shall be deemed to be reduced by such amount.
          (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than representing Shares described in Sections 2.7(c) and (d)) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.
          (d) All cash paid upon conversion of the Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.
          (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration or the Liquidation Preference Per Share, as applicable, payable in respect thereof pursuant to Section 2.10(b) for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, require the delivery of a reasonably satisfactory bond or indemnity.
          (f) Notwithstanding anything to the contrary in this Section 2.10, to the fullest extent permitted by law, none of the Paying Agent, the Acquiror or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     Section 2.11 Withholding Rights. Each of the Acquiror, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required or reasonably believes it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Acquiror, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     Except as set forth in the letter (the “Disclosure Letter”) delivered by the Company to the Acquiror and Merger Sub concurrently with the execution of this Agreement (it being agreed that disclosure of any item in any section of the Disclosure Letter shall be deemed disclosure with respect to any other section of the Disclosure Letter to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to the Acquiror and Merger Sub as follows:
     Section 3.1 Organization and Qualification.
          (a) Each of the Company and the Company Affiliates is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in Section 3.1(a) of the Disclosure Letter, and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
          (b) The Company has heretofore furnished to the Acquiror a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of the Company Affiliates. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of the Company Affiliates is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. The transfer books and minute books of each of the Company and the Company Affiliates that have been made available for inspection by the Acquiror prior to the date hereof are true and complete in all material respects.
     Section 3.2 Authority.
          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Other than the Company Stockholder Approval, no other corporate proceedings on the part of the Company, the Stockholders, or the holders of Preferred Shares are necessary to authorize the execution, delivery or performance of this Agreement by the Company or for the Company to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.
          (b) The Board of Directors of the Company, at a meeting thereof duly called and held on October 10, 2007, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the Stockholders approve and adopt this Agreement and the Merger.
          (c) The Company Stockholder Approval constitutes the only approval of the Stockholders necessary for the Company to consummate the transactions contemplated by this Agreement under the Company’s certificate of incorporation and bylaws and the DGCL.
     Section 3.3 No Conflict; Required Filings and Consents.
          (a) Assuming the receipt of the Company Stockholder Approval and the making or receipt of the notices, authorizations, approvals, orders, permits and consents described in clause (b) below, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

     (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of the Company Affiliates;
     (ii) conflict with or violate any Law applicable to the Company or any of the Company Affiliates or by which any property or asset of the Company or any of the Company Affiliates is bound or affected; or
     (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of the Company Affiliates under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of the Company Affiliates pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of the Company Affiliates is a party or by which the Company or any of the Company Affiliates or any of their respective properties, assets or rights are bound or affected;
except, in the cases of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
          (b) Neither the Company nor any of the Company Affiliates is required to file, seek or obtain any material notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of the Company Affiliates, other than (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and the Company Affiliates are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (iii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable foreign Laws, antitrust, competition or merger control Laws of any jurisdiction.
          (c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement.
     Section 3.4 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock,

of which 10,000 shares of Company Common Stock, constituting the Common Shares, are issued and outstanding on the date hereof, and (ii) 1,000,000 shares of preferred stock, of which 9,642 shares of Company Preferred Stock, constituting the Preferred Shares, are issued and outstanding on the date hereof. There are 3,825 options to purchase shares of Company Common Stock, constituting the Options, issued and outstanding on the date hereof. As of the Effective Time, there shall be no Options, warrants, or other securities convertible into or exercisable for any securities of the Company outstanding other than the Options which will be converted into the right to receive cash pursuant to Section 2.9.
          (b) Section 3.4 of the Disclosure Letter sets forth, for each Company Affiliate, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. Except for the Shares and the Options, neither the Company nor any of the Company Affiliates has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of the Company Affiliates or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of the Company Affiliates is duly authorized, validly issued, fully paid and non-assessable and, in the case of the Company Affiliates, each such share or other equity or ownership interest is owned by the Company or another Subsidiary of the Company, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or the Company Affiliates in material compliance with all applicable federal and state securities laws.
          (c) Except for rights granted to the Acquiror and Merger Sub under this Agreement, there are no outstanding obligations of the Company or any of the Company Affiliates to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of the Company Affiliates. No shares of capital stock or other equity or ownership interests of the Company or any of the Company Affiliates have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of the Company Affiliates or any Contract to which the Company or any of the Company Affiliates is a party or by which the Company or any of the Company Affiliates is bound.
     Section 3.5 Equity Interests. Neither the Company nor any of the Company Affiliates directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

     Section 3.6 Financial Statements; No Undisclosed Liabilities.
          (a) True and complete copies of the audited consolidated balance sheet of the Company and the Company Affiliates as at December 31, 2004, 2005, 2006, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and statements of cash flows of the Company and the Company Affiliates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and the Company Affiliates as at August 31, 2007 (the “Balance Sheet Date”), and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and the Company Affiliates, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”) are attached hereto as Section 3.6(a) of the Disclosure Letter. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Affiliates as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that would not reasonably be expected to be, individually or in the aggregate, material.
          (b) Except as and to the extent reflected in the Financial Statements or the Interim Financial Statements, neither the Company nor any of the Company Affiliates has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, (i) that is required by GAAP to be reflected in a consolidated balance sheet of the Company and the Company Affiliates or disclosed in the notes thereto, except for liabilities and obligations, (1) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (2) that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect or (3) expressly permitted or required by this Agreement, or (ii) arising out of or related to Coram Healthcare Corporation.
          (c) The records, systems, controls, data and information of the Company is recorded, stored, maintained and operated under means (including any electronic, mechanical, scanning/imaging, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the timely preparation and reliability of financial statements in accordance with GAAP. The Company has designed controls and procedures to ensure that material information relating to the Company is made known to the management of the Company by others within the Company.
          (d) There are no significant deficiencies, including material weaknesses, in the design or operation of the Company’s internal controls that materially adversely affect the

Company’s ability to record, process, summarize, and report financial data. To the knowledge of the Company, the officers of the Company have identified for the Company’s auditors any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls. The Company has made available to Acquiror a summary of any such disclosures that have been made by management to the Company’s auditors since January 1, 2004.
     Section 3.7 Accounts Receivable. As of the date hereof, the Accounts Receivable of the Company and the Company Affiliates reflected in their respective books and records represent in all material respects valid and enforceable obligations arising from bona fide transactions in the ordinary course of business.
     Section 3.8 Customers and Suppliers.
          (a) Section 3.8(a) of the Disclosure Letter sets forth a true and complete list of the top 25 payors of the Company and the Company Affiliates (determined on the basis of revenues) for the twelve month period ending June 30, 2007. As of the date hereof, (i) neither the Company nor any of the Company Affiliates has received any written notice, and the Company has no knowledge, that any of such payors (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or the Company Affiliates or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or the Company Affiliates and (ii) none of such payors has, to the knowledge of the Company, otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.
          (b) Section 3.8(b) of the Disclosure Letter sets forth a true and complete list of the top 52 suppliers of the Company and the Company Affiliates (determined on the basis of payables to such suppliers) for the twelve month period ending June 30, 2007. As of the date hereof, (i) neither the Company nor any of the Company Affiliates has received any notice, and the Company has no knowledge, that (A) there has been any material adverse change in the price of such supplies or services provided by any such supplier, or (B) any such supplier will not sell supplies or services to the Surviving Corporation and the Company Affiliates at any time after the Closing Date on terms and conditions substantial the same or better than those used in its current sales to the Company and the Company Affiliates and (ii) no such supplier has, to the knowledge of the Company, otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.
     Section 3.9 Absence of Certain Changes or Events. From the Balance Sheet Date through the date of this Agreement: (a) the Company and the Company Affiliates have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any event, change, circumstance, effect or state of facts that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of the Company Affiliates has suffered any material damage, destruction or other material casualty affecting any of its material real and personal properties or assets, whether or not covered by insurance; (d) the Company has not declared, set aside, or made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, or made any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company; and (e) none of the Company or any of the Company Affiliates has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.1(a) through (h) and (j) through (t).
     Section 3.10 Compliance with Law; Permits.
          (a) Since January 1, 2005, (i) each of the Company and the Company Affiliates is and has been in compliance with all Laws applicable to it and (ii) none of the Company, any of the Company Affiliates or any of its or their executive officers has received any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of the Company Affiliates is not in compliance with any Law applicable to it, except where such non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
          (b) Section 3.10(b) of the Disclosure Letter sets forth a true and complete list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”), except where the failure to have such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Company Affiliates is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or non-renewal of any Permit is pending or, to the knowledge of the Company, threatened. The Company and the Company Affiliates will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby, except where the failure to have such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of the Company Affiliates.
     Section 3.11 Litigation. As of the date hereof, there is no Action (except for any Actions commenced by Persons other than Governmental Authorities that would not reasonably be expected to result in a liability or loss to the Company or the Company Affiliates of more than $150,000 individually or more than $500,000 in the aggregate) pending or, to the knowledge of the Company, threatened against the Company or any of the Company Affiliates, or any material property or asset of the Company or any of the Company Affiliates. Since the date hereof through the Closing Date, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of the Company Affiliates, or any material property or asset of the Company or any of the Company Affiliates, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, (i) there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement and (ii) there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of the Company

Affiliates, any of their respective properties or assets that, in the case of clause (ii), is (A) material to the business of the Company or (B) arises out of any material violation of any applicable Healthcare Law. As of the date of this Agreement, there are no material Actions by the Company or any of the Company Affiliates pending, or which the Company or any of the Company Affiliates has commenced preparations to initiate, against any other Person.
     Section 3.12 Employee Benefit Plans.
          (a) Section 3.12(a) of the Disclosure Letter sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, salary continuation, employment, consulting, indemnification, layoff, unemployment, change in control or other benefit plans, programs, policies, practices, arrangements or Contracts, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any liability or obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries (the “Plans”).
          (b) The Company has furnished to the Acquiror a true and complete copy of each Plan (or, with respect to each unwritten Plan, a written summary thereof) and has delivered to the Acquiror a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the two most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any employee benefit plan, program, policy, practice or arrangement (other than the Plans set forth on Section 3.12(a) of the Disclosure Letter), (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).
          (c) None of the Plans is (i) subject to Title IV of ERISA, (ii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (iii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of the Company Affiliates could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Neither the Company nor any ERISA Affiliate has ever during the past six years maintained, sponsored, contributed to, or incurred any liability or obligation with respect to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code. None of the Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of the Company Affiliates. Each of the Plans is maintained in the United States.
          (d) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and the Company Affiliates has performed all material obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor does the Company have any knowledge of any such default or violation by any other party to any Plan. No material Action is pending or, to the knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and, to the knowledge of the Company, no fact or event exists that would give rise to any such Action.
          (e) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination or opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination or opinion letters are currently available that the Plan is so qualified. To the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could adversely affect the qualified status of any such Plan.
          (f) There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan that would result in any material liability to the Company or its Subsidiaries. Neither the Company nor any of the Company Affiliates has incurred any material liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability. There does not exist any Controlled Group Liability that would reasonably be expected to be a liability (contingent or otherwise) of the Company or any of its Subsidiaries following the Closing.
          (g) All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any Subsidiary as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof that would result in any material liability to the Company or its Subsidiaries. In accordance with applicable law, each Plan (other than any Plan that is an employment, severance, change of control or similar agreement) can be amended or terminated by the Company at any time, without consent from any other person and without material liability other than for benefits accrued as of the date of such amendment or termination (other than administrative expenses incurred as a result of such termination) or liabilities that arise under applicable Law.

          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any current or former employee, consultant, officer or director of the Company or any of the Company Affiliates, (ii) result in any forgiveness of indebtedness to any current or former employee, consultant, officer or director of the Company or any of the Company Affiliates, (iii) increase any benefits otherwise payable by the Company under any Plan or (iv) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code. There is no agreement, plan, arrangement or other Contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
          (i) Each Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2),(3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code. Each Option, stock appreciation right other similar right to acquire Company Common Stock has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Option, stock appreciation right or other similar right was granted in accordance with all governing documents and in compliance with all applicable law.
     Section 3.13 Labor and Employment Matters.
          (a) Since January 1, 2004, neither the Company nor any of the Company Affiliates is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of the Company Affiliates. There are no organizing activities or collective bargaining arrangements that would affect the Company or any of the Company Affiliates pending or under discussion with any labor organization or group of employees of the Company or any of the Company Affiliates. There is, and during the past five years there has been, no material labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Affiliates. There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of the Company Affiliates.
          (b) All employees working in the United States hired by the Company or any of the Company Affiliates on or after November 7, 1986 are authorized for employment by the Company or such Company Affiliate in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. No allegations of immigration-related unfair employment practices have been made with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices. Each of the Company and the Company Affiliates has completed and retained in accordance with the Immigration and Naturalization Service regulations a Form I-9 for all employees working in the United States hired on or after November 7, 1986, except those employees whose employment terminated on or before June 1, 1987. None of the employees currently employed by the Company or any of the Company Affiliates is authorized for employment in the United States pursuant to a nonimmigrant visa that authorizes the employee to be employed by the Company or any of the Company Affiliates.
          (c) Neither the Company nor any of the Company Affiliates has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of the Company Affiliates before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
          (d) The Company and each of the Company Affiliates have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of the Company Affiliates and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of the Company Affiliates have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.
          (e) Neither the Company nor any of the Company Affiliates is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of the Company Affiliates or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of the Company Affiliates and, to the knowledge of the Company, no such investigation is in progress. All individuals who are performing consulting or other services for a Company or any of the Company Affiliates are or were correctly classified as either “independent contractors” or “employees,” as the case may be, and, at the Closing Date, will qualify for such classification with immaterial exceptions.
          (f) As of the date of this Agreement, none of the employees set forth on Section 3.13(f) of the Disclosure Letter has informed John J. Arlotta, nor does John J. Arlotta have actual knowledge that such employee intends to terminate his or her employment relationship with the Company prior to, concurrently with or within the first six months following the consummation of the transactions contemplated hereby.
     Section 3.14 Assets.
          (a) The Company or the Company Affiliates have good and valid title to, or a valid leasehold interest in or other valid legal right to use, all of the assets used by the Company and the Company Affiliates to carry on their respective businesses as currently conducted. Except as reflected or reserved against on the Balance Sheet or incurred after the Balance Sheet Date in the ordinary course of business, none of the assets owned or leased by the Company or any of the Company Affiliates is subject to any Encumbrance, other than Permitted Encumbrances.

          (b) This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15, or to Intellectual Property, such items being the subject of Section 3.16.
     Section 3.15 Real Property.
          (a) Section 3.15(a) of the Disclosure Letter sets forth a true and complete list of all Owned Real Property and all Leased Real Property. Each of the Company and the Company Affiliates has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of the Company Affiliates or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of the Company Affiliates or any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing, except where the failure to remain valid and binding, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
          (b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of the Company Affiliates for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and the Company Affiliates as currently conducted.
     Section 3.16 Intellectual Property.
          (a) All Intellectual Property that the Company or any of the Company Affiliates are using in the conduct of their respective businesses as currently conducted is solely owned by the Company or such Company Affiliate or has been licensed to the Company or such Company Affiliate by a third party under a valid and enforceable written agreement. The execution, delivery and performance by the Company and, as applicable, the Company Affiliates of this Agreement will not result in the loss or impairment of, or give rise to any right of a third party to terminate, any rights of the Company or any Company Affiliate in any such Intellectual Property, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
          (b) (i) To the knowledge of the Company neither the Company and nor the Company Affiliates have infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property of any third party and (ii) there is no pending or, to the knowledge of the

Company, threatened claim in writing against the Company or any of the Company Affiliates claiming that the Company or any of the Company Affiliates has infringed, misappropriated, diluted or otherwise violated any Intellectual Property right of any other Person.
          (c) To the knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by the Company or any of the Company Affiliates. Section 3.16(c) of the Disclosure Letter sets forth, as of the date hereof, a list of all issued patents, pending patent applications, registered copyrights and pending applications for registration of copyrights, registered trademarks and applications and registered domain names owned by the Company or any of the Company Affiliates. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all such Intellectual Property is valid and enforceable; no claim is pending challenging the validity, enforceability, registration, ownership or use of such Intellectual Property; and the Company or the Company Affiliate, as applicable, is the sole and exclusive owner of the entire right, title, and interest in and to all such Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances).
          (d) All Intellectual Property owned by the Company that derives independent economic value from not being generally known to the public has been maintained in confidence in accordance with protection procedures consistent with industry standards.
          (e) No Intellectual Property owned by or licensed to the Company or any of the Company Affiliates is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or the Company Affiliates.
     Section 3.17 Taxes.
          (a) Each of the Company and the Company Affiliates has timely filed all material Returns required to be filed by it. All Returns filed by the Company and the Company Affiliates are accurate, complete, and correct in all material respects and no such Return contains, or was required to contain (in order to avoid a material penalty) a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of the Company and the Company Affiliates is and has been in compliance in all material respects with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention and in all material respects with all rules and regulations relating to the withholding of Taxes.
          (b) Each of the Company and the Company Affiliates has timely paid all material Taxes that have become due or payable (whether or not shown on a Return) and has adequately provided for in the Financial Statements and Interim Financial Statements in accordance with GAAP for Taxes that have accrued but are not yet due or payable as of the dates thereof.
          (c) No claim has been made in writing by any taxing authority in the last three years in any jurisdiction where the Company or any of the Company Affiliates does not file Returns that it is or may be subject to material Tax by that jurisdiction.

          (d) No claim for assessment or collection of material Taxes is presently being asserted against the Company or any of the Company Affiliates, there is no presently pending audit examination, request for information, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any material Taxes of or with respect to the Company or any of the Company Affiliates.
          (e) There are no Encumbrances for material Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of the Company or any of the Company Affiliates.
          (f) Neither the Company nor any of the Company Affiliates is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
          (g) Neither the Company nor any Company Affiliate is a party to or bound by any closing agreement, offer in compromise, or any other agreement with any taxing authority.
          (h) Neither the Company nor any of the Company Affiliates has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of the Company Affiliates has any liability for Taxes of any Person other than the Company and the Company Affiliates under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by Contract or otherwise.
          (i) Each of the Company and the Company Affiliates has at all times used the accrual method of accounting for income Tax purposes.
          (j) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
          (k) Neither the Company nor any Company Affiliate holds an interest in an entity that is not organized under the laws of the United States or is subject to Tax in a jurisdiction other than the United States.
          (l) Neither the Company nor any of the Company Affiliates is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a) of the Code.
          (m) There is currently no limitation on the utilization of material net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Law.

          (n) Neither the Company nor any of the Company Affiliates has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
          (o) The Company has not engaged in a transaction that constitutes a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).
          (p) There is no taxable income of the Company or the Company Affiliates that is required under applicable Tax law to be reported by the Company or the Company Affiliates for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date or relates to a transaction that occurred prior to the Closing Date, including as a result of (i) change in method of accounting pursuant to Section 481(a) of the Code or any similar provision of Law, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
          (q) Since December 31, 2003, there has been no indebtedness at Coram Healthcare Corporation that has been discharged or settled for an amount below the face amount of the debt or otherwise at a discount in a manner that would result in attribute reduction under Section 108(b) of the Code.
          (r) Coram Healthcare Corporation has timely paid all material Taxes that have become due or payable (whether or not shown on a Return) and will not be subject to any material Taxes after the Closing Date as a result of an agreement entered into prior to the Closing Date or an event or transaction that has occurred prior to the Closing Date for which the Company is responsible.
     Section 3.18 Environmental Matters.
          (a) Since October 1, 2003, (i) each of the Company and the Company Affiliates is and has been in compliance with all applicable Environmental Laws and (ii) none of the Company, any of the Company Affiliates or any of its or their executive officers has received any communication, demand or complaint from a Governmental Authority or other Person alleging that the Company or any of the Company Affiliates has any liability, or investigatory, corrective, or remedial obligation, under any Environmental Law or is not in compliance with any Environmental Law, except where such non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
          (b) To the knowledge of the Company, there is and has been no Release or threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any of the Company Affiliates or any predecessor company or at any other location with respect to which the Company or any of the Company Affiliates may be liable. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. To the knowledge of the Company, neither the Company nor any of the Company Affiliates is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Company, threatened Action, with respect to the Company or any of the Company Affiliates under any Environmental Law. The Company has not agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Laws, including any obligation for corrective or remedial action.
          (c) The Company and the Company Affiliates have provided to the Acquiror all “Phase I,” “Phase II” or other environmental assessment reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by the Company or any of the Company Affiliates or at which the Company or any of the Company Affiliates actually, potentially or allegedly may have liability under any Environmental Law.
     Section 3.19 Material Contracts.
          (a) Section 3.19(a) of the Disclosure Letter sets forth any Contract of the following nature that either the Company or any of the Company Affiliates is a party to or is bound and that is outstanding or in effect on the date of this Agreement (such Contracts as are required to be set forth in Section 3.19(a) of the Disclosure Letter being “Material Contracts”):
     (i) any material broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or continuing purchase, sales promotion, market research, marketing or consulting Contract;
     (ii) any Contract relating to or evidencing indebtedness of the Company or any of the Company Affiliates including mortgages, other grants of security interests, guarantees or notes;
     (iii) any Contract pursuant to which the Company or any of the Company Affiliates has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay Contracts or keepwell agreements;
     (iv) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of capital stock or other equity interests of any Person or of any business or business organization or any division or business unit thereof;
     (v) any acquisition Contract pursuant to which the Company or any of the Company Affiliates has continuing indemnification, “earn-out” or other contingent payment obligations;

     (vi) any Contract with any of the top 25 payors of the Company and the Company Affiliates (determined on the basis of revenues) for the twelve month period ended June 30, 2007;
     (vii) any Contract with any of the top 25 suppliers of the Company and the Company Affiliates (determined on the basis of payables to such suppliers) for the twelve month period ended June 30, 2007;
     (viii) any Contract with any Related Party of the Company or any of the Company Affiliates;
     (ix) any Governmental Agreement;
     (x) any employment or consulting Contract requiring aggregate annual payments in excess of $100,000;
     (xi) any Contract that limits, or purports to limit, the ability of the Company or any of the Company Affiliates to compete in any material line of business or with any Person or in any material geographic area or during any period of time, or that restricts the right of the Company and the Company Affiliates to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status;
     (xii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control” in either case that would prohibit or delay the consummation of the transactions contemplated by this Agreement;
     (xiii) any Contract pursuant to which the Company or any of the Company Affiliates is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or any Company Affiliate), (A) any real property or (B) any tangible personal property and, in the case of clause (B), requiring aggregate annual payments in excess of $100,000;
     (xiv) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000;
     (xv) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of the Company Affiliates, Cherry Healthcare Corporation or any predecessor Person, other than standard form indemnities entered into in the ordinary course consistent with past practice;
     (xvi) any Contract entered into in connection with a disposition of stock or material assets that contains confidentiality clauses;
     (xvii) any Contract relating in whole or in part to any material Intellectual Property (other than standard licenses for commercially available software);

     (xviii) any joint venture or partnership agreement;
     (xix) any merger, asset or stock purchase or divestiture Contract relating to the Company or any of the Company Affiliates that contains representations, covenants, indemnities or other obligations that are still in effect;
     (xx) any Contract with any labor union or providing for benefits under any Plan;
     (xxi) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of the Company Affiliates;
     (xxii) any Contract relating to settlement of any administrative or judicial proceedings entered into within the last three years;
     (xxiii) any Contract, arrangement or other instrument relating to off-balance sheet arrangements, loss sharing or loss guarantee and contingent purchase transactions, special purpose entity transactions or other similar transactions of the Company or any of the Company Affiliates, and all obligations assumed by the Company or any of the Company Affiliates under interest rate or currency hedging or swap transactions or any other derivative transaction; or
     (xxiv) any other Contract, whether or not made in the ordinary course of business (A) that requires aggregate annual payments in excess of $250,000, (B) that has a term greater than one year and cannot be cancelled by the Company or a Company Affiliate without penalty or further payment and without more than 180 days’ notice or (C) the loss of which would result in a Material Adverse Effect.
          (b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect, except where the failure to be legal, valid, binding and enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of the Company Affiliates or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract (except for breaches, violations or defaults that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect), nor has the Company or any of the Company Affiliates received any claim of any such breach, violation or default. The Company has delivered or made available to the Acquiror true and complete copies of all Material Contracts, including any material amendments thereto.
     Section 3.20 Affiliate Interests and Transactions.
          (a) No Related Party of the Company or any of the Company Affiliates: (i) has or has had any business dealings or a financial interest in any transaction with the Company or any of the Company Affiliates or involving any assets or property of the Company or any of the Company Affiliates, other than business dealings or transactions conducted in the ordinary course of business consistent with past practice at prevailing market prices and on prevailing market terms; or (ii) is or has been employed by the Company or any of the Company Affiliates.
          (b) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of the Company Affiliates to, and neither the Company nor any of the Company Affiliates is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of the Company Affiliates. Since June 30, 2007, neither the Company nor any of the Company Affiliates has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of the Company Affiliates, other than the transactions contemplated by this Agreement.
     Section 3.21 Insurance. The Company maintains for itself and the Company Affiliates policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its good faith judgment, are reasonable for the business and assets of the Company and the Company Affiliates. All such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to have been or be in effect, and neither the Company nor any of the Company Affiliates is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under any such policy. There is no claim by the Company or any of the Company Affiliates pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would reasonably be expected to have a Material Adverse Effect.
     Section 3.22 Brokers. Except for MTS Health Partners, LP, the fees of which will be paid by the Company and included as Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of the Company Affiliates. The Company has furnished to the Acquiror a complete and correct copy of all agreements between the Company and MTS Health Partners, LP pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.
     Section 3.23 Health Care Matters. Except for matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect:
          (a) The Company, the Company Affiliates and, to the knowledge of the Company, their respective directors, officers, employees and agents (while acting in such capacity), are and have been in compliance with all Laws, including all Health Care Laws. None of the Company or the Company Affiliates have received notice of, and there are no pending or, to the knowledge of the Company, threatened legal proceedings relating to non-compliance by, or liability of, the Company or the Company Affiliates under any Law, including any Health Care Law.
          (b) Section 3.23(b) of the Disclosure Letter sets forth a complete list of the Health Care Permits. The Company and the Company Affiliates have (i) all Health Care Permits, (ii) not received notice and have no knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Health Care Permit, and (iii) not received notice of any deficiencies requiring corrective action plans that have not been completed and accepted by the Governmental Authority. All such Health Care Permits are valid and in full force and effect and the Company and the Company Affiliates are in compliance with the terms and conditions of all such Health Care Permits and with the applicable Health Care Laws and rules and regulations of the Governmental Authorities having jurisdiction with respect to such Health Care Permits.
          (c) The Company and the Company Affiliates meet all of the requirements of participation and payment of, and where applicable are parties to valid supplier or other participation agreements for payment by, Medicare, Medicaid, any other state or federal government health care programs, any private insurance company, health maintenance organization, preferred provider organization, managed care organization, government contracting agency, or any other public or private third party payor program (“Programs”) to the extent they bill or receive reimbursement from a particular Program. There are no legal proceedings pending or, to the knowledge of the Company, threatened which would be reasonably likely to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Program supplier or other participation agreement or result in the exclusion of the Company, any of the Company Affiliates or any of their respective directors, officers, employees or agents from any Program. None of the Company, the Company Affiliates, nor, to the knowledge of the Company, their respective officers, directors or managing employees have engaged in any activities which are cause for civil penalties or mandatory or permissive exclusion from any Program.
          (d) To the knowledge of the Company, all reports, documents, claims, applications, and notices required to be filed, maintained or furnished to any Governmental Authority, including all information required to be filed under any Program, have been so filed, maintained or furnished and all such reports, documents, claims, applications and notices were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).
     Section 3.24 Inspections and Investigations. (a) Neither the Company’s nor any of its Subsidiaries’ rights, nor, to the knowledge of the Company, the right of any entity set forth on Section 1.1(a) of the Disclosure Letter or any licensed professional or other individual employed by the Company or any Company Affiliate, to receive reimbursements pursuant to any Government Program or Private Program has been terminated, suspended or materially limited as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party; and (b) neither the Company nor any Company Affiliate has, during the past six years, been the subject of any non-ordinary course inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity, nor has the Company nor any Company Affiliate received any notice of deficiency (other than those that have been cured or for which a plan of correction has been or will be submitted and is or will be under implementation) during the past ten years in connection with the operations of its business.
     Section 3.25 Rates and Reimbursements. The Company does not have any non-ordinary course reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or any administrator of any Private Programs.
     Section 3.26 Regulatory Matters.
          (a) The Company and the Company Affiliates hold all material licenses and other material rights, accreditations, permits and authorizations required by law, ordinance, regulation or ruling of any Governmental Authority necessary to operate their businesses. The Company and the Company Affiliates are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act and have current provider agreements for such Government Programs and with such Private Programs, including any private insurance program under which they directly or indirectly are presently receiving payments. Set forth in Section 3.26(a) of the Disclosure Letter is a correct and complete list in all material respects, with respect to the Company and the Company Affiliates, of such licenses and provider numbers under all Government Programs.
          (b) No material violation, default, order or deficiency exists with respect to any material licenses and other material rights, accreditations, permits and authorizations required by law (collectively, the “Rights”), ordinance, regulation or ruling of any Governmental Authority necessary to operate the Company’s and the Company Affiliates’ businesses in all material respects as presently operated. The Company has not received any written notice of any action pending or recommended by any state or federal agencies having jurisdiction over such Rights, either to revoke, withdraw or suspend any license, right or authorization, or to terminate the participation of the Company or any of the Company Affiliates in any Government or Private Program. Since September 30, 2004, the Company has renewed or intends to renew, and has not received any notice or communication from the other party of an intent to terminate or not renew, each provider or third-party payer agreement of the Company necessary for the operation of the Business.
          (c) Except, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and the Company Affiliates have timely filed all reports required to be filed and timely filed all claims or billings prior to the date hereof in accordance with the Government and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance in all material respects with all applicable laws, rules and regulations governing reimbursement and payment claims. The Company and the Company Affiliates have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings including any hospice Medicare cap liability and to the knowledge of the Company have no liability under any Government or Private Program (including, but not limited to any hospice Medicare cap liability) for any refund, overpayment, discount or adjustment. To the knowledge of the Company, there are no other reports or claims or billings required to be filed by the Company in order to be paid under any Government or Private Program for services rendered in connection with the business, except for reports not yet due.
          (d) Neither the Company nor any of the Company Affiliates nor any of their employees is a party to, nor subject to, the terms of any corporate integrity agreement (“CIA”), certificate of compliance agreement (“CCA”), monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority (collectively, “Governmental Agreements”).
          (e) Except as permitted under applicable Laws, to the knowledge of the Company, neither the Company nor any of the Company Affiliates have: (i) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in-kind (including any kick-back, self referral, bribe, or rebate) (collectively, “Remuneration”) to or from any physician or actual or potential referral source, family member of a physician or actual or potential referral source, or an entity in which a physician or actual or potential referral source or physician family member or actual or potential referral source family member has an ownership or investment interest, including:(A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise; (B) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or actual or potential referral source or family member has an ownership or investment interest; or (C) payments for the acquisition or lease of equipment, goods or supplies from a physician or actual or potential referral source, a family member of a physician or actual or potential referral source or an entity in which any of them has an ownership or investment interest; (ii) except for lawful discounts offered in the ordinary course of business consistent with industry practice, offered, paid, solicited or received any Remuneration (excluding fair market value payments for equipment or supplies) to or from any health care provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including discounts, rebates, or other reductions in price on a good or service received by the Company or any of the Company Affiliates; (iii) except for lawful discounts offered in the ordinary course of business consistent with industry practice, offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including payments intended not only to induce actual or potential referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item; (iv) entered into any financial relationships within the meaning of 42 C.F.R. § 411.354; including any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including an interest in an entity providing goods or services to the Company or any of the Company Affiliates; (v) entered into any compensation arrangement or business venture, including any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence actual or potential referrals, furnish items or services to, or otherwise generate business for the Company or the Company Affiliates; or (vi) entered into any agreement providing for the actual or potential referral of any patient for the provision of goods or services by the Company or the Company Affiliates, or payments by the

Company or any of the Company Affiliates as a result of any referrals of patients to a Company (excluding commercial payer Contracts providing for such referrals and payments).
          (f) To the knowledge of the Company, neither the Company nor any of the Company Affiliates nor any independent contractor providing professional services on behalf of and in connection with the Company and the Company Affiliates has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7b, 42 U.S.C. §§ 1395nn or 31 U.S.C. §§ 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully submitting claims for services when such services did not fully satisfy any conditions for payment; (iii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; (v) billing for referrals from physicians with a financial relationship with the Company or any of the Company Affiliates that does not meet an exception; and (vi) knowingly and willfully soliciting or receiving any Remuneration, directly or indirectly, overtly or covertly, in cash or in-kind or paying or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.
          (g) To the knowledge of the Company, neither the Company nor any of the Company Affiliates have engaged in any activities which are prohibited under the Federal Controlled Substances Act, the Federal Food, Drug and Cosmetic Act, or the regulations promulgated pursuant to such statutes or any similar state or local statutes or regulations concerning the dispensing and sale of controlled substances.
          (h) To the knowledge of the Company, neither the Company nor any of the Company Affiliates nor, to the knowledge of the Company, any of their respective officers, directors, employees, or agents or persons who provide professional services to the Company or any Company Affiliate, has, in connection with activities directly or indirectly related to the Company or such Company Affiliate, engaged in any activities which are prohibited under the Federal Controlled Substances Act, the Federal Food, Drug and Cosmetic Act, or the regulations promulgated pursuant to such statutes or any similar state or local statutes or regulations concerning the dispensing and sale of controlled substances.
          (i) The Company and each of the Company Affiliates: (i) is in material compliance with all applicable Laws and any other applicable guidance relating to the operation of each of its pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances; (ii) is in compliance with all applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances; and (iii) is not subject to any sanction or other adverse action by any Governmental Authority for the matters described above in clauses (i) and (ii).
     Section 3.27 Inventory. The inventory of the Company and the Company Affiliates in all material respects consists of items of a quality and quantity usable and saleable in the ordinary course of business. The amount and quality of the inventory of the Company and the Company Affiliates is consistent in all material respects with normal operating levels maintained by the Company and the Company Affiliates in the ordinary course of business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND MERGER SUB
     The Acquiror and Merger Sub hereby represent and warrant to the Company as follows:
     Section 4.1 Organization         . Each of the Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
     Section 4.2 Authority. Each of the Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Acquiror and Merger Sub of this Agreement and the consummation by the Acquiror and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of the Acquiror and Merger Sub and by the Acquiror as the sole stockholder of Merger Sub. No other corporate proceedings on the part of the Acquiror or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement by the Acquiror or Merger Sub or for Acquiror or Merger Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Acquiror and Merger Sub. This Agreement constitutes the legal, valid and binding obligations of the Acquiror and Merger Sub enforceable against the Acquiror and Merger Sub in accordance with its terms.
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by each of the Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:
     (i) conflict with or violate the certificate of incorporation or bylaws of the Acquiror or Merger Sub;
     (ii) conflict with or violate any Law applicable to the Acquiror or Merger Sub; or
     (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Acquiror or Merger Sub is a party;
except for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Acquiror or Merger Sub to perform its obligations under this Agreement.
          (b) Neither the Acquiror nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and the Company Affiliates are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (iii) compliance with any applicable requirements of the HSR Act and any other applicable foreign Laws, antitrust, competition or merger control Laws of any jurisdiction.
     Section 4.4 Financing. The Acquiror has, and on the Closing Date (prior to the Effective Time) shall have, sufficient unrestricted funds on-hand in cash or available under its existing credit facility to permit the Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger. Acquiror is a wholly owned direct or indirect subsidiary of Apria Healthcare Group Inc. (“AHG”). AHG operates substantially all of its business through Acquiror and its Subsidiaries. Acquiror and its Subsidiaries hold not less than 75% of the assets reflected in AHG’s condensed consolidated balance sheet filed in its Quarterly Report on Form 10-Q for the period ended June 30, 2007 and not less than 75% of the assets that would be reflected on a consolidated balance sheet of AHG and its Subsidiaries as of the date hereof.
     Section 4.5 Brokers. Except for Credit Suisse Securities (USA) LLC, the fees of which will be paid by the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror or Merger Sub.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Acquiror shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), the business of the Company and the Company Affiliates shall be conducted only in the ordinary course of business consistent with past practice and the Company’s operating budget as provided to the Acquiror; and the Company shall use, and shall cause each of the Company Affiliates to use, commercially reasonable efforts to preserve substantially intact the business organization and assets of the Company and the

Company Affiliates, keep available the services of the current officers, employees and consultants of the Company and the Company Affiliates (without any obligation to pay additional compensation) and preserve the current relationships of the Company and the Company Affiliates with customers, suppliers and other persons with which the Company or any of the Company Affiliates has significant business relations; provided, however, that no action by the Company or the Company Affiliates with respect to matters specifically addressed by clauses (a) through (t) below shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, neither the Company nor any of the Company Affiliates shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld or delayed) except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Acquiror, (ii) as may be required or expressly contemplated by this Agreement or (iii) as set forth in Section 5.1 of the Disclosure Letter:
          (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;
          (b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of the Company Affiliates, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of the Company Affiliates or (ii) any material properties or assets of the Company or any of the Company Affiliates, other than sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;
          (e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar Contract or arrangement;
          (f) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Affiliates, or otherwise alter the Company’s or a Company Affiliate’s corporate structure;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any

Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided that in no event shall the Company or any of the Company Affiliates (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;
          (h) amend, waive, modify or consent to the early termination of any Material Contract, or amend, waive, modify or consent to the early termination of the Company’s or any of the Company Affiliates’ rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;
          (i) authorize, or make any commitment with respect to, capital expenditures in excess of $150,000 per month for the Company and the Company Affiliates taken as a whole;
          (j) enter into any lease of real or personal property other than (i) renewals or replacements of existing leases on terms in the aggregate no less favorable than those in the lease being replaced or renewed, and (ii) leases involving a term of less than one year or rental obligations not exceeding $250,000 per year in any single case or $500,000 in the aggregate;
          (k) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, or grant any bonus, severance, change of control, golden parachute or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company or any of the Company Affiliates, or establish, adopt, enter into or amend any Plan except for payment and/or provision of severance benefits to terminated employees in the ordinary course of business consistent with past practice; provided that, the Company may increase the compensation payable or to become payable or the benefits provided, in accordance with normal merit and cost-of-living increases consistent with past practice, to employees of the Company or any of the Company Affiliates who are not directors or officers and who receive less than $175,000 in annual base salary from the Company or any of the Company Affiliates to the extent that such increases represent no more than 5% individually or 3.5% in the aggregate of all such employees receiving such increased compensation or benefits;
          (l) enter into any Contract with any Related Party of the Company or any of the Company Affiliates;
          (m) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
          (n) make, revoke or modify any material Tax election, settle or compromise any material Tax liability, enter into any agreement with any Tax authority regarding material Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, or file any Return other than on a basis consistent with past practice, except as required by changes in Law;
          (o) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

          (p) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
          (q) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and the Company Affiliates;
          (r) permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Company or any of the Company Affiliates;
          (s) commence or settle any material Action; or
          (t) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
     Section 5.2 Access to Information. Subject to restrictions imposed by the HSR Act and other applicable Laws, from the date hereof through the Closing Date, the Company and the Company Affiliates shall provide their full cooperation to afford the Acquiror and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (including, in the case of the Acquiror, any representatives of any financing sources) (collectively, “Representatives”) during normal business hours and upon reasonable advance notice access (including for inspection and copying) to the Company’s and the Company Affiliates’ books and records, properties, offices, plants and other facilities, and to such financial, legal and operating data and other information, as the Acquiror or such Representatives shall reasonably request (so long as such access does not interfere unreasonably with the business or operations of the Company or the Company Affiliates), and will instruct the Company’s and the Company Affiliates’ employees, counsel and financial advisors reasonably to cooperate with the Acquiror and its Representatives. Subject to restrictions imposed by the HSR Act and other applicable Laws, from the date hereof until the Closing Date, the Company and the Company Affiliates will allow Acquiror and its Representatives to make all extracts and copies of the books and records of the Company and the Company Affiliates as the Acquiror or such Representatives shall reasonably request.
     Section 5.3 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall take all action necessary to ensure that none of the Company Affiliates or any of their respective Affiliates and Representatives shall (a) solicit, initiate, consider, encourage or accept any proposal or offer than constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Acquiror promptly, but in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Acquiror shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. The Company shall not, and shall cause the Company Affiliates not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of the Company Affiliates is a party, without the prior written consent of the Acquiror.
     Section 5.4 Notification of Certain Matters.
          (a) The Company shall give written notice to the Acquiror reasonably promptly after becoming aware of (i) the occurrence or non-occurrence of any event, change, circumstance, effect or state of facts the occurrence or non-occurrence of which would reasonably likely result in the non-fulfillment of the conditions to the Acquiror’s and Merger Sub’s obligations set forth in Sections 6.3(a), (b), (c) or (e), (ii) the occurrence or non-occurrence of any event, change, circumstance, effect or state of facts the occurrence or non-occurrence of which would reasonably likely render any representation or warranty of the Company contained in this Agreement, if made on or immediately following the date of such event, (A) in the case of representations and warranties qualified by “materiality” or “Material Adverse Effect”, untrue or inaccurate and (B) in the case of all other representations and warranties, untrue or inaccurate in any material respect, (iii) the occurrence of any event, change, circumstance, effect or state of facts that has had or is reasonably likely to have a Material Adverse Effect, (iv) any failure of the Company or any of the Company Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition which would reasonably likely result in the non-fulfillment of the conditions to the Acquiror’s and Merger Sub’s obligations set forth in Sections 6.3(a), (b) (c) or (e), (v) any notice or other communication received by the Company from any Person alleging that the consent of such Person is or may be required to consummate the transactions contemplated by this Agreement or (vi) any Action pending or threatened against a party or the parties relating to the transactions contemplated by this Agreement.
          (b) The Acquiror shall give written notice to the Company reasonably promptly after becoming aware of (i) the occurrence or non-occurrence of any event, change, circumstance, effect or state of facts the occurrence or non-occurrence of which would reasonably likely result in the non-fulfillment of the conditions to the Company’s obligations set forth in Section 6.2, (ii) the occurrence of any event, change, circumstance, effect or state of facts that is reasonably likely to delay beyond the Termination Date (including any applicable extension thereof) or materially impair the ability of the Acquiror or Merger Sub to consummate the Merger (including delivery of the aggregate Merger Consideration) and the other transactions contemplated by this Agreement, (iii) any failure of the Acquiror, Merger Sub or their respective Affiliates to comply in all material respects with any covenant or agreement to be complied with by it hereunder or any event, change, circumstance, effect or state of facts that would reasonably likely result in the non-fulfillment of the conditions to the Company’s obligations set forth in Section 6.2, (iv) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (v) any Action pending or, to the Acquiror’s knowledge, threatened in writing against a party or the parties relating to the transactions contemplated by this Agreement.

     Section 5.5 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby.
     Section 5.6 Stock Option Plans. Prior to the Effective Time, the Company shall pass appropriate resolutions that (a) all equity-based incentive plans shall terminate as of the Effective Time and (b) after the Effective Time, the Company is not bound by any Option, preferred stock, or other equity-based right that would entitle any Person, other than the Acquiror or its Affiliates, to beneficially own, or receive any payments other than as contemplated by Section 2.9 in respect of, any capital stock of the Company or the Surviving Corporation.
     Section 5.7 Confidentiality. Each of the parties agree to continue to be bound by the terms of the confidentiality agreement dated June 7, 2007, as amended, between the Acquiror and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
     Section 5.8 Reasonable Best Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement by December 15, 2007, or as promptly as practicable thereafter, including (i) obtaining from Governmental Authorities and other Persons, including from third party payors where such approval is required, all actions or non-actions, licenses, waivers, consents, clearances, approvals, authorizations, qualifications, orders, and expirations or terminations of waiting periods, as may be necessary for the consummation of the transactions contemplated by this Agreement to avoid an action or proceeding by any Governmental Authority seeking to challenge consummation of such transactions or the operation of the Business post-closing, (ii) obtaining from Governmental Authorities all actions or non-actions, licenses, waivers, consents, clearances, approvals, authorizations, qualifications, orders, and expirations or terminations of waiting periods, as may be necessary for the consummation of the transactions contemplated by this Agreement or the operation of the Business post-closing, (iii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law and (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and having vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Company shall permit the Acquiror (and the Acquiror shall permit the Company) reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Company (and the Acquiror) shall not settle or compromise any such claim, suit or cause of action without the Acquiror’s (or the Company’s) prior written consent (which consent shall not be unreasonably withheld or delayed).
          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Acquiror and Merger Sub shall (i) promptly, but in no event later than ten days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use all reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) supply to any Governmental Authority as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Authority and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking (and, in the case of Acquiror or Merger Sub, causing each of its affiliates to take) all such further action as may be necessary promptly to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Acquiror or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (B) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Acquiror or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid commencement of litigation by a Governmental Authority seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Termination Date; provided that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.
          (c) Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Acquiror shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Acquiror, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to such transactions. The Company and Acquiror shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Acquiror agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Notwithstanding anything to the contrary in this Section 5.8(c), materials provided to the other party or its outside counsel may be redacted to remove any estimate of the valuation of the Company, its business or its shares, or identifying other potential acquirers.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company and Acquiror shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.
     Section 5.9 Public Announcements. On and after the date hereof and through the Closing, the parties will use reasonable best efforts to consult with each other before issuing any press release or making any public statements primarily relating to this Agreement or the transactions contemplated hereby, except that no such consultation shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto. The parties agree to issue a mutually acceptable joint press release announcing this Agreement.
     Section 5.10 Financing.
          (a) On and after the date hereof and through the Closing Date, the Company shall provide to Acquiror and Merger Sub, and shall cause the Company Affiliates to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company Affiliates to, provide to Acquiror and Merger Sub all cooperation reasonably requested by Acquiror that is reasonably necessary, proper or advisable in connection with the financing of the transactions contemplated by this Agreement (during normal business hours and upon reasonable advance notice; and so long as not unreasonably interfering with the business or operations of the Company or the Company Affiliates), including: (i) participating in meetings, presentations, due diligence sessions and sessions with rating agencies, as Acquiror may reasonably request; (ii) assisting the Acquiror with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents necessary, proper or advisable in connection with such financing or amendments thereto, all as Acquiror may reasonably request, provided, that any bank information memoranda or similar document need not be prepared or issued by the Company or any Company Affiliate prior to the Effective Time; (iii) furnishing Acquiror and Merger Sub with (A) the financial and other information regarding the Company and the Company Affiliates specified on Schedule 1, and (B) such other financial and other information regarding the Company and the Company Affiliates as is customary for bank financings as may be reasonably required and requested by Acquiror; provided that, the parties agree that, anything in Article VI notwithstanding, compliance with clause (iii)(B) of this paragraph shall not be a condition to any party’s obligation to consummate the transactions contemplated by this Agreement; and (iv) execution of a customary representation letter (which may be qualified or limited, as circumstances require) in respect of information provided by the Company or the Company Affiliates in writing expressly for use in connection with such financing or the syndication thereof, for the benefit of the arrangers of the financing and lenders and proposed lenders to Acquiror and/or Merger Sub in such financing.
          (b) Acquiror shall indemnify and hold harmless the Company and its Subsidiaries, directors, officers, employees, representatives and advisors from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with cooperation provided pursuant to this Section 5.10, the financing of the transactions contemplated by this Agreement, and any information utilized in connection therewith, except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from the (i) the delivery of audited or unaudited financial statements of the Company, or (ii) the gross negligence or willful misconduct of the Company or any of its Subsidiaries.
     Section 5.11 Employees.
          (a) For a period of 12 months following the Closing Date, Acquiror shall provide, or cause the Company and each of its Subsidiaries to provide, to employees of the Company and its Subsidiaries base salary, annual bonus opportunities, and benefits (other than equity-based compensation) that in the aggregate are substantially similar to, the base salary, annual bonus opportunities and benefits provided to employees of the Company and its Subsidiaries immediately prior to the Effective Time; provided that employees of the Company will be provided with equity compensation substantially similar to similarly situated employees of Acquiror; provided, further, that no provision of this Section 5.11(a) shall give any employee of the Company or any of its Subsidiaries any right to continued employment or impair in any way the right of Acquiror, the Company or any of its Subsidiaries to terminate the employment of any employee. Acquiror shall honor, or shall cause to be honored, the terms of all change in control, employment and severance agreements of the Company and its Subsidiaries in accordance with their terms as in effect immediately prior to the Effective Time, subject to the amendment and termination provisions of such agreements. Acquiror hereby acknowledges and agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” change of control” or similar term under each of the Plans. At the Effective Time or, to the extent that the Company determines that it is required by Section 409A, on January 2, 2008, each of the payments on Section 5.11 of the Disclosure Letter shall be paid in full.
          (b) Acquiror shall provide, or cause the Company and each of its Subsidiaries to provide, all current and former employees of the Company or any of its Subsidiaries full credit for purposes of eligibility, vesting and benefit accrual (but not including accrual of benefits under any defined benefit pension plan), under the employee benefit plans and arrangements maintained by Acquiror or the Company, its Subsidiaries or Affiliates in which such employees participate after the Effective Time, for such employees’ service with the Company, its

Subsidiaries or their respective Affiliates or predecessors prior to such date to the extent such employee was credited for such service before the Effective Time under any similar Plans, except as would result in a duplication of benefits.
          (c) With respect to all welfare benefit plans maintained by Acquiror or the Company or its Subsidiaries for the benefit of employees of the Company or any of its Subsidiaries on and after the Effective Time, each of the Company and Acquiror shall, or shall cause the Company’s Subsidiaries to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such employees with respect to similar plans maintained by the Company or any of its Subsidiaries prior to the Effective Time
          (d) For fiscal year 2007, the Company shall pay each Employee employed as of February 28, 2008 and participating as of immediately prior to the Effective Time in any Plan that is an annual bonus plan (a “Bonus Plan”), each of which is listed on Section 5.11(d) of the Disclosure Letter and has been provided to Acquiror, a bonus on February 28, 2008 equal to the amount determined in accordance with the terms of the relevant Bonus Plan by a three-person committee that includes the Chief Executive Officer of the Company as of immediately prior to the Effective Time, acting by a majority vote, not to exceed the maximum amount payable under the relevant Bonus Plan, to be payable to such Employee for such fiscal year based on the Company’s and the individual’s actual performance for the 2007 fiscal year and the Company’s accruals on its financial statements with respect to such bonuses, provided that (i) the aggregate amount to be allocated by such committee and paid out by the Company shall be not less than 85% of budgeted amounts if EBITDA (determined in accordance with the Company’s past practices) for the bonus period is $16.1 million, which percentage shall increase linearly to be not less than 100% if EBITDA (determined in accordance with the Company’s past practices) for the bonus period is $18 million or greater and (ii) in the event that, at or following the Effective Time and before February 28, 2008, the Employee’s employment shall be terminated by the Company without Cause (as defined below) or the Employee shall terminate employment by reason of the Employee’s death or Disability (as defined below), the Employee (or the Employee’s estate or representative, as applicable) shall be entitled to payment of a bonus as if such Employee had remained employed through February 28, 2008. Company performance in respect of calculations made under the Bonus Plans for the 2007 fiscal year shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement, and no bonuses for the fiscal year in which the Effective Time occurs shall be subject to negative discretion by the administrator for the Bonus Plan. “Cause” shall mean (i) an Employee’s conviction of a felony, (ii) an Employee’s continued refusal to substantially perform his or her duties with the Company or (iii) a willful violation of any of Acquiror’s material policies, which have been provided to the Employee in advance of such violation. “Disability” has the meaning set forth in the Company’s long term disability plan applicable to the Employee.
          (e) In addition, for fiscal year 2007, Acquiror shall cause the Company to provide the Company discretionary matching contribution under the Company’s Section 401(k) plan as described in the resolutions adopted at the November 14, 2006 meeting of the Board of Directors of the Company.

     Section 5.12 Indemnification and Insurance.
          (a) The Acquiror and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or the Company Affiliates as provided in their respective certificates of incorporation or bylaws or other similar constituent documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, the Surviving Corporation shall, and the Acquiror shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of the Company Affiliates’ certificates of incorporation and bylaws or similar constituent documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or the Company Affiliates with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of the Company Affiliates; provided, however, that all rights to indemnification in respect of any actual or threatened Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, the Acquiror shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.12 without limit as to time.
          (b) From and after the Effective Time, the Surviving Corporation shall, and the Acquiror shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of the Company Affiliates (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, arising out of, relating to or in connection with any such Person’s service as a director or officer of the Company or any of the Company Affiliates or services performed in connection with such Person’s serving as an officer or director or other fiduciary in any entity if such service was at the request or for the benefit of the Company, in each case, at or prior to the Effective Time; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which shall not be unreasonably withheld or delayed) and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties and reasonably satisfactory to the Surviving Corporation) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest that would make such joint representation inappropriate. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.
          (c) The Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance of the type and with an amount of coverage as are no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Company and the Company Affiliates (the “Current Policies”), and with such other terms as are no less favorable in the aggregate than those of the Current Policies; provided that, in satisfying such obligation, the Company shall not be obligated to pay aggregate premiums in excess of 300% of the aggregate per annum amount that the Company paid for such coverage under the Current Policies in the last full year prior to the date hereof, it being understood and agreed that the Acquiror and the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount.
          (d) The Acquiror shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12.
          (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other constituent documents of the Company or any of the Company Affiliates or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.12.
     Section 5.13 Section 280G Stockholder Approval. The Company shall use reasonable best efforts to have, prior to the Closing, submitted to a vote of the Company’s stockholders for their determination in accordance with Section 280G(b)(5)(A)(ii) of the Code all payments or benefits to John J. Arlotta, Jacqueline Odergard and Carl Fink that, in the absence of such a vote, would reasonably be expected to result in the loss of deduction with respect to such payments as a result of Section 280G of the Code such that, if such a stockholder vote is taken, no such payments will be subject to the excise tax provided for under Section 4999 of the Code.
ARTICLE VI
CONDITIONS TO CLOSING
     Section 6.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment,

at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):
          (a) No Injunction or Prohibition. No statute, rule, regulation or order shall have been enacted or temporary or permanent restraining order or preliminary or permanent injunction or other order shall have been entered or issued, by any Governmental Authority, in each case that prohibits the consummation of the Merger.
          (b) Regulatory Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or shall have been terminated.
     Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may be waived in writing by the Company in its sole discretion:
          (a) Representations, Warranties and Covenants. The representations and warranties of the Acquiror and Merger Sub set forth in Section 4.4 shall have been true and correct on the date hereof and on and as of the Closing Date as though made on the Closing Date; and the other representations and warranties of the Acquiror and Merger Sub set forth in this Agreement shall have been true and correct on the date hereof and, on and as of the Closing Date as though made on the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to prevent, render illegal, or delay beyond the Termination Date (including any applicable extension thereof) or materially impair the ability of the Acquiror or Merger Sub to consummate the Merger (including delivery of the aggregate Merger Consideration) and the other transactions contemplated by this Agreement. The Acquiror and Merger Sub shall have performed in all material respects all obligations and agreements and shall have complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing. The Company shall have received from each of the Acquiror and Merger Sub a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of each of the Acquiror and Merger Sub.
     Section 6.3 Conditions to Obligations of the Acquiror and Merger Sub. The obligations of the Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Acquiror in its sole discretion:
          (a) Representations, Warranties and Covenants. Subject to the preamble to Article III, (i) the representations and warranties of the Company set forth in Sections 3.2 and 3.4 shall have been true and correct in all respects (except in the case of Section 3.4 for de minimis inaccuracies), in each case, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement, other than those specified in clause (i) above, shall have been true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except, with respect to this clause (ii), for such failures to be true and correct which have not had, or would not reasonably be expected to have, a Material Adverse Effect. The Company shall have performed in all material respects all obligations and agreements and shall have complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, except with respect to Section 5.4. With respect to Section 5.4, the Company shall have complied with its obligations thereunder except to the extent any failure to comply has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Acquiror shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
          (b) Stockholder Approval. The Company Stockholder Approval is in full force and effect and has not been modified, rescinded or revoked in any manner that would render the Closing or the Merger illegal, impermissible or ultra vires.
          (c) No Material Adverse Effect. There shall not have occurred and be continuing any event, change, circumstance, effect or state of facts that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.
          (d) Consents and Approvals. The applications, authorizations, consents, orders or approvals of the Governmental Authorities set forth in Schedule 2 shall have been received.
          (e) Election Filed and Certification. The Company shall have filed or caused to have been filed by November 14, 2007, on behalf of Coram Healthcare Corporation, the election referenced in the private letter ruling dated October 1, 2007, issued by the Internal Revenue Service to Coram Healthcare Corporation, such election shall be substantially in the form of the election set forth in Schedule 3, and an officer of the Company shall have certified as of the date such election is made and as of the Closing Date that, after reasonable inquiry and consultation with Coram Healthcare Corporation’s and the Company’s tax advisors, Coram Healthcare Corporation has a tax basis in the stock of the Company for federal income tax purposes of at least $75,000,000 (after taking account of such election) as of December 1, 2004.
ARTICLE VII
SURVIVAL
     Section 7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, the Acquiror and Merger Sub contained in this Agreement and any Disclosure Letter, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall not survive the Closing; provided, however, that all covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing (including, for the avoidance of doubt, Sections 5.10(b), 5.11 and 5.12) shall survive the Closing and remain in full force and effect in accordance with their terms.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
          (a) by the mutual written consent of the Acquiror and the Company;
          (b) (i) by the Company, if the Acquiror or Merger Sub breaches or fails to perform in all material respects any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by the Acquiror, if the Company breaches or fails to perform in all material respects any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.3, (y) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (z) has not been waived by the Acquiror;
          (c) (i) by the Company, if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment prior to the Termination Date or (ii) by the Acquiror, if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;
          (d) by either the Company or the Acquiror if the Merger shall not have been consummated by April 30, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date; or
          (e) by either the Company or the Acquiror in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the Acquiror and Merger Sub (if the Acquiror is so requesting termination) or the Company (if it is so requesting termination), as the case may be, shall have used their reasonable best efforts, in accordance with Section 5.9, to have such order, decree, ruling or other action vacated.
     The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, provided that (a) Section 3.22 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.10(b) relating to financing indemnities, Section 9.1 relating to fees and expenses, Section 9.5 relating to notices, Section 9.6 relating to interpretation, Section 9.8 relating to third-party beneficiaries, Section 9.9 relating to governing law, and this Section 8.2 shall survive termination and remain in full force and (b) nothing herein shall relieve either party from liability for fraud, any breach of any covenant or agreement in this Agreement, or any willful and material breach of any of the representations or warranties of this Agreement.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that (1) the Acquiror shall pay all of the HSR filing fees in connection herewith and the Company shall reimburse the Acquiror for one-half of such fees, and (2) the Acquiror shall pay any transfer taxes in connection herewith; provided, further, that all of the Transaction Expenses shall be paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
     Section 9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the stockholders of the Company, no amendment shall be made which pursuant to applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.
     Section 9.3 Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     Section 9.4 Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
     Section 9.5 Notices. All notices and other communications hereunder shall be in writing and delivered personally or by facsimile or utilizing a next-day service by a nationally recognized next-day courier, and shall be deemed duly given (a) on the date of delivery if delivered personally, or, if by facsimile, upon written confirmation of receipt and (b) if delivered utilizing a next-day service by a nationally recognized next-day courier on the first Business Day following the date of dispatch. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing pursuant to the provisions of this Section 9.5 by the party to receive such notice:

(a)	if to the Acquiror, Merger Sub or the Surviving Corporation, to:

Apria Healthcare, Inc.
26220 Enterprise Court
Lake Forest, California 92630
Attention: General Counsel
Facsimile: (949) 639-4332

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: Jeffrey Le Sage
Facsimile: (213) 229-6504

(b)	if to Company, to:

Coram, Inc.
1675 Broadway, Suite 900
Denver, Colorado 80202
Attention: Michael Dell
Facsimile: (303) 298-0043

with a copy (which shall not constitute notice) to:

Wachtell, Lipton Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Mark Gordon
Facsimile: (212) 403-2343

     Section 9.6 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
     Section 9.7 Entire Agreement. This Agreement (including the Exhibits and Disclosure Letter hereto), and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
     Section 9.8 No Third-Party Beneficiaries. Except (a) as provided in Section 5.12 and (b) for the provisions of Sections 2.7, 2.9 and 2.10 (which, from and after the Effective Time, shall be for the benefit of holders of Shares and Options as of the Effective Time), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     Section 9.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles.
     Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, in the United States District Court for the District of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     Section 9.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that the Acquiror or Merger Sub may assign this Agreement to any Affiliate of the Acquiror without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 9.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
     Section 9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 9.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     Section 9.16 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 9.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 9.18 No Presumption Against Drafting Party. Each of the Acquiror, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

APRIA HEALTHCARE, INC.
By:	/s/ Lawrence M. Higby
	Name:	Lawrence M. Higby
	Title:	President and Chief Executive Officer

APCO, INC.
By:	/s/ Lawrence M. Higby
	Name:	Lawrence M. Higby
	Title:	President and Chief Executive Officer

CORAM, INC.
By:	/s/ John J. Arlotta
	Name:	John J. Arlotta
	Title:	Chairman, President & CEO

[Signature Page to Merger Agreement]